UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2013

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2013, Rentech Nitrogen Holdings, Inc. (the “Borrower” or “Holdings”), an indirect wholly owned subsidiary of Rentech, Inc. (“we,” “us,” “our,” the “Company”), obtained a new revolving loan facility by entering into a Credit Agreement (the “Credit Agreement”) among the Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and each other lender from time to time party thereto. We expect that the new facility will be used to fund growth in our wood fibre processing business and for general corporate purposes.

The new facility consists of a $100 million revolving loan facility with a three year maturity. All obligations of the Borrower under the new facility are unconditionally guaranteed by the Company in a guaranty agreement (the “Guaranty”) and are secured by a portion of the common units of Rentech Nitrogen Partners, L.P. (“RNP”) owned by the Borrower (the “Underlying Equity”). The Borrower currently owns of 23.25 million common units in RNP, 15.4 million of which have been provided as initial collateral under the Credit Agreement. Under certain circumstances, up to 19.4 million common units may be pledged as collateral.

Borrowings under the new facility bear interest at a rate equal to LIBOR plus 4.00% per annum. In the event we reduce a portion of or terminate all of the facility prior to its second anniversary through a refinancing collateralized by the Underlying Equity in form or substance materially similar to the facility and in which Credit Suisse AG, Cayman Islands Branch is not the lead lender, we will be required to pay a refinancing fee equal to 2.75% of the amount of commitments to be terminated, multiplied by a fraction, the numerator of which is the number of days from the date of such termination until the second anniversary of the closing and the denominator of which is 360. We are also required to pay a commitment fee to the administrative agent on the daily undrawn loan amount at a rate of 0.70% per annum. Additionally, on the closing date we paid a one-time customary structuring and administrative fees to certain of the lenders.

The new facility and the Guaranty contain customary affirmative and negative covenants and events of default relating to the Borrower and the Company. The covenants and events of default in the Credit Agreement restrict Holdings from engaging in activities outside of its ordinary course operation as a holding company and include, among other things, limitations on the incurrence of indebtedness and liens, the making of investments, the sale of assets, and the making of restricted payments. There are also events of default relating to substantial declines in value of the Underlying Equity in relation to the amount drawn under the Credit Agreement. Dividends and distributions from the Borrower are permitted so long as no default or event of default exists or will result therefrom, including if the Value (as defined in the Credit Agreement) of the Underlying Equity pledged to secure the loan does not meet the valuation requirements set forth in the Credit Agreement. The Borrower also has the right to sell RNP common units not held as collateral as long as certain conditions outlined in the new facility, including meeting a certain LTV Ratio (as defined below) and realizing a minimum price on the sale, are met.

In addition, our ability to draw under the new facility is subject to the ratio of (i) the amount of loans and unpaid interest minus the Value of cash and cash equivalents in the collateral account divided by (ii) the Value of the collateral shares (the “LTV Ratio”), being less than an agreed upon ratio.

The foregoing description in this Current Report of the Credit Agreement and the Guaranty is not intended to be a complete description of the Credit Agreement and Guaranty. The description is qualified in its entirety by the full text of the Credit Agreement and the Guaranty, both of which will be attached as exhibits to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: September 26, 2013	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer